Exhibit (d.2)

September 30, 2008

Harbinger Capital Partners Master Fund I, Ltd.

Harbinger Capital Partners Special Situations Fund, L.P.

555 Madison Avenue, 16th Floor

New York, New York 10022

Attention: Mr. David Maura

Re:	Merger of Grill Acquisition Corporation with and into Salton, Inc. pursuant to Delaware General Corporation Laws § 253

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of December 28, 2007 as amended by a First Amendment to Term Loan Agreement dated as of April 29, 2008 (as at any time amended, restated, supplemented or otherwise modified, the “Term Loan Agreement”), among Salton, Inc., a Delaware corporation (“Parent”), APN Holding Company, Inc., a Delaware corporation, Applica Consumer Products, Inc., a Florida corporation (successor-by-merger to each of Sonex International Corporation, Icebox, LLC, Family Products Inc., and One:One Coffee LLC), Applica Americas, Inc., a Delaware corporation, HP Delaware, Inc., a Delaware corporation, HPG, LLC, a Delaware limited liability company, Applica Mexico Holdings, Inc., a Delaware corporation, Home Creations Direct Ltd., a Delaware corporation, Salton Holdings, Inc., a Delaware corporation, and Toastmaster Inc., a Missouri corporation (successor-by-merger to Salton Toastmaster Logistics LLC) (collectively, “Borrowers”); Applica Asia Limited, a Hong Kong company, and Applica Canada Corporation, a Nova Scotia company (together, “Guarantors,” and together with Borrowers, “Loan Parties”); Harbinger Capital Partners Master Fund I, Ltd., a Cayman Islands corporation, as collateral and administrative agent (together with its successors in such capacity, “Agent”) for various financial institutions (“Lenders”); and Lenders. All terms used herein, unless otherwise defined, shall have the meaning ascribed to them in the Term Loan Agreement.

Equity Investors have advised Agent and Lenders that Equity Investors desire to engage in the following transactions pursuant to which Parent will cease to be a publicly-traded company and will become wholly-owned by Equity Investors (such transactions collectively referred to as the “Short Form Merger Transaction”): (a) Equity Investors will establish Grill Acquisition Corporation, a Delaware corporation (“Newco”), and contribute their shares in Parent to Newco; (b) Newco will issue shares to each Equity Investor in proportion to such Equity Investor’s ownership interest in Parent prior to the contribution of such shares to Newco; (c) Newco will merge into and with Parent, with parent being the surviving entity, effected in accordance with Section 253 of the Delaware General Corporation Law; and (d) the shares of common stock of Parent owned by Persons other than Newco will be cancelled on the date of the Short Form Merger Transaction and such Persons will be compensated for such shares with funds from Equity Investors (and not Revolving Loans) and cease to be holders of equity interests in Parent. Equity Investors have requested that Agent and Required Lenders consent to the Short Form Merger Transaction which, absent such consent, would constitute an Event of Default under the Term Loan Agreement.

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By their signatures below, Agent and Required Lenders consent to the Short Form Merger Transaction and agree to execute and deliver to Loan Parties, upon the effective date of the Short Form Merger Transaction, a letter agreement regarding the Short Form Merger Transaction in the form attached hereto as Exhibit A. By their signatures hereinbelow, Equity Investors agree to cause the Loan Parties to execute and deliver to Agent and Required Lenders a letter agreement regarding the Short Form Merger Transaction in the form attached hereto as Exhibit A.

Very truly yours,

AGENT:

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD., as Agent

By:	Harbinger Capital Partners Offshore Manager, L.L.C., its Investment Manager

By:	/s/ Charles D. Miller
Name:	Charles D. Miller
Title:	Executive Vice-President

LENDER:

By:	Harbinger Capital Partners Offshore Manager, L.L.C., its Investment Manager

By:	/s/ Charles D. Miller
Name:	Charles D. Miller
Title:	Executive Vice-President